                                                                    EXHIBIT 10.9


                          Classic Communications, Inc.
                                6151 Paluxy Road
                               Tyler, Texas 75703


                                               January 26, 2001



Mr. Steven E. Seach
10501 Coreopsis
Austin, TX 78733

                  Re:  Separation of Employment

Dear Mr. Seach:

         On behalf of Classic Communications, Inc. and Classic Cable, Inc. (collectively, the "Company"), I accept your resignation from the board of directors and your position of President and Chief Financial Officer of the Company and subsidiaries to be effective as of November 28, 2000 (the "Termination Date"). You acknowledge that your resignation is a voluntary termination other than pursuant to Section 8(e) or 8(f) of your Employment Agreement with the Company, dated July 28, 1999 (the "Employment Agreement"). This letter sets forth the terms and conditions of the termination of your employment relationship with the Company.

         In consideration of the promises and undertakings reflected in this letter agreement, you and the Company agree to the following arrangements:

         1. Payments. You shall be entitled to receive, in consideration for your agreements hereunder (including, but not limited to, the continuation of your non-competition and non-solicitation obligations pursuant to Section 10 below and in full satisfaction of the termination of the Employment Agreement), one lump-sum cash payment in the amount of $152,788, subject to any applicable withholding requirements, payable on February 28, 2001.

         2. Tower Bonus Plan. You will continue to be eligible to participate in the Classic Communications, Inc. 2000 Tower Sale/Leaseback Incentive Bonus Plan

Mr. Steven E. Seach
January 26, 2001
Page 2


(the "Tower Bonus Plan") based upon and in accordance with the terms and conditions of the Plan and your award letter (a copy of which is attached to this letter).

         3. Stock. The Company shall promptly remove from all of the shares of Class B Common Stock that are held by you any legend that places restrictions on their transferability.

         4. Stock Options. Pursuant to that certain Nonqualified Stock Option Agreement between you and the Company, dated July 28, 1999, all of the vested stock options held by you on the Termination Date shall remain exercisable until 30 days subsequent to the Termination Date and will be automatically terminated and canceled after such date.

         5. Continuation of Medical Insurance. You will remain covered by your current employer-provided health insurance plan without interruption until February 28, 2001. Your termination date for purposes of the Consolidated Omnibus Benefit Reform Act ("COBRA") shall be February 28, 2001. After February 28, 2001, you and your eligible dependents will be entitled to continuation of health insurance coverage for eighteen months under federal law. At the beginning of the COBRA continuation period, you shall assume all costs related to COBRA payments or any other medical insurance coverage benefits, including any applicable increase in premium.

         6. Automobile. The Company will transfer all of its interest in the company automobile currently used by you and purchased partly by the Company, effective as soon as reasonably practicable after you and the Company execute this letter agreement.

         7. Life Insurance. Effective as soon as reasonably practicable after you and the Company execute this letter agreement, the Company will assign to you or your designee all of the Company's interest in the split dollar life insurance policy issued by Pacific Life Insurance Company on which you are the insured. You will be responsible for all costs associated with maintaining the policy after the Termination Date.

Mr. Steven E. Seach
January 26, 2001
Page 3


         8. Barton Creek Country Club. To the extent permitted by the Barton Creek Country Club, the Company assigns to you permanently and irrevocably for your own use, effective as soon as reasonably practicable after you and the Company execute this letter agreement, your membership in the Barton Creek Country Club, including any and all bond or contribution that has been paid to secure your membership. You agree that after the Termination Date, you will be solely responsible for all costs associated with continued membership, and that you will take all steps necessary to remove any reference to the Company and its subsidiaries from the membership roster.

         9. Non-disparagement.

                  a. You agree that you will not intentionally make any derogatory or disparaging statements about the Company or its past, present and future affiliates, officers and employees that may adversely affect their current or potential business reputation.

                  b. The Company agrees that it will not intentionally make any derogatory or disparaging statements with regard to you or your employment with the Company or the termination of your employment.

         10. Confidentiality, Non-Competition and Non-Solicitation. You acknowledge that your obligations set forth in paragraphs 10 and 11 of the Employment Agreement regarding your confidentiality, non-competition and non-solicitation obligations to the Company will continue after the Termination Date.

         11. Waiver and Release.

                  a. In consideration of the promises and benefits outlined herein, you, on behalf of your heirs, executors, administrators, and assigns and agents hereby knowingly and voluntarily release, acquit and forever discharge the Company and any past, present and future affiliates, officers, directors, employees, agents, legal representatives, successors, assigns and shareholders from and against any and all claims and causes of action arising out of (i) your employment by the Company or

Mr. Steven E. Seach
January 26, 2001
Page 4


termination therefrom, (ii) the Employment Agreement (including, without limitation, any accrued and unpaid vacation time), (iii) any discrimination claim whether or not arising under any local, state or federal law or regulation, public policy or common law (including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and the Older Workers Benefit Protection Act), and (iv) any state, federal or local statute, regulation, public policy, contract or tort principle in any way governing or regulating your employment or the termination thereof, including claims under the Texas Employment Discrimination Law, the Texas Commission on Human Rights Act, Labor Code Section 21.001, et. seq., and the Texas Disability Discrimination Law, whether known or unknown, which could have been brought up to and including the date hereof, including, but not limited to, any and all claims for damages, attorney's fees and equitable relief which have been asserted, or could have been asserted; provided, however, that this release shall not apply to any claim relating to your enforcement of the matters described in this letter agreement and any claims under any group benefit plan.

                  b. In consideration of the promises and benefits outlined herein, the Company, on behalf of itself and its officers, directors, subsidiaries, affiliates, assigns and agents hereby knowingly and voluntarily releases, acquits and forever discharges you and your heirs, executors, administrators, agents, legal representatives, successors and assigns from and against any and all claims and causes of action arising out of (i) your employment by the Company or your performance of your duties as a director, officer, employee or shareholder in the Company or its subsidiaries or affiliates, (ii) the Employment Agreement, or (iii) any claim arising out of, in connection with or related to, in any way, any action taken by you in your capacity of director, officer, employee, shareholder or authorized representative of the Company or its subsidiaries or affiliates, whether known or unknown, which could have been brought up to and including the date hereof, including, but not limited to, any and all claims for damages, attorney's fees and equitable relief which have been asserted, or could have been asserted; provided, however, that this release shall not apply to any claim relating to or arising out of (i) actions or omissions by you which are fraudulent or which result from gross negligence, bad faith or willful misconduct or (ii) the Company's enforcement of the matters described in this letter agreement.

Mr. Steven E. Seach
January 26, 2001
Page 5


                  c. You acknowledge that the Company has advised you to consult with an attorney of your choosing prior to signing this letter agreement and that you have twenty-one (21) days during which to consider the provisions of this letter agreement, although you may sign and return it sooner. You further acknowledge that you have been advised by the Company that you have the right to revoke this letter agreement for a period of seven (7) days after signing it and that this letter agreement shall not become effective or enforceable until such seven (7)-day revocation period has expired. You acknowledge and agree that, if you wish to revoke this letter agreement, you must do so in writing, signed by you and received by the Company at its headquarters no later than 5:00 p.m. Central Standard Time on the seventh (7th) day after you have signed this letter agreement. You acknowledge and agree that, in the event that you revoke this letter agreement, you shall have no right to receive any payment to which you would be entitled solely by reason of this agreement. You further acknowledge and agree that you would not receive the enhanced payments set forth in paragraphs 6, 7 and 8 hereof except for your signing of this letter agreement and your fulfillment of your promises set forth in this letter agreement. You understand and agree that the Company is under no obligation to offer such payment or to consent to the release set forth in paragraph 11(b) of this letter agreement and that you are under no obligation to consent to the release set forth in paragraph 11(a) of this letter agreement. You represent that you have read this letter agreement and understand its terms and that you enter into this letter agreement freely, voluntarily, and without coercion.

         12. Indemnification. The Company hereby acknowledges and agrees that nothing in this letter agreement is intended to modify or otherwise alter any rights to indemnification pursuant to the Company's certificate of incorporation or bylaws or your indemnification agreement dated July 28, 1999.

         13. Reimbursement of Expenses. Pursuant to the Company's regular policies and procedures, the Company shall promptly reimburse you for business expenses that you have incurred in the ordinary course of your employment on or before the Termination Date. Please make a request for outstanding expenses not later than thirty (30) days after the Termination Date.

Mr. Steven E. Seach
January 26, 2001
Page 6


         This letter agreement contains all the understandings between you and the Company and supersedes all undertakings and agreements whether oral or in writing previously entered into by you and the Company with respect to your employment, compensation and the termination of your employment, including, without limitation, the Employment Agreement (except that Paragraphs 10 and 11 of the Employment Agreement shall survive and are incorporated by reference in this Agreement).

         I trust that you will find these arrangements satisfactory, and request that you acknowledge your acceptance of these terms by signing and returning the original copy of this letter agreement, a copy of which has been provided to you for your convenience.

Mr. Steven E. Seach
January 26, 2001
Page 7


                                        Very truly yours,


                                        /s/ Dale Bennett
                                        ----------------------------------------
                                        Dale Bennett
                                        President and Chief Operating Officer

Accepted Hereby:



/s/ Steven E. Seach
----------------------------------
Steven E. Seach


cc:      Peter C. Krupp
         James P. Robinson III (via facsimile 512/651-7001)